EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 2nd day of January, 2008 (the "Effective Date") between the FEDERAL HOME LOAN BANK OF CHICAGO (the "Bank") and John Stocchetti (the "Employee").

RECITALS:

A. The Bank and the Employee wish to confirm the employment of the Employee by the Bank on the terms and conditions hereinafter set forth; and

B. The Bank recognizes the valuable services that the Employee has rendered and desires to be assured that the Employee will continue his active participation in the business of the Bank, subject to the terms of this Agreement, and desires to assure Employee that his employment will continue subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained in this Agreement, it is agreed as follows:

1. DEFINITIONS.

As used in this Agreement, unless the context otherwise requires a different meaning, the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof and words in the masculine gender being deemed to be feminine as may be applicable):

Board shall mean the Board of Directors of the Bank.

Cause shall mean any of the following activities by the Employee: (i) the conviction of the Employee for a felony, or a crime involving moral turpitude; (ii) the commission of any act involving dishonesty, disloyalty or fraud with respect to the Bank or any of its members; (iii) willful and continued failure to perform material duties which are reasonably directed by the Board of Directors and/or the President which are consistent with the terms of this Agreement and the position specified in Section 1; (iv) gross negligence or willful misconduct with respect to the Bank or any of its members; or (v) any violation of Bank policies regarding sexual harassment, discrimination, substance abuse or the Bank's Code of Ethics to the extent such acts would provide grounds for a termination for cause with respect to other employees; or (vi) a material breach by the Employee of a material provision of this Agreement.

Change of Control of the Bank shall mean the occurrence at any time of any of the following events:

(a) any person, more than one person acting as a "group" (as defined in section 1.409A-3(i)(5) of the Treasury Regulations), acquires ownership of equity securities of the Bank that, together with equity securities held by such person or group, constitutes more than 50% of the total voting power of the equity securities of the Bank; provided, however, that if any person or group, is considered to own more than 50% of the total voting power of the equity securities of the Bank, the acquisition of additional equity securities by the same person or group will not be considered a Change of Control under this Agreement. An increase in the percentage of equity securities of the Bank owned by any person or group as a result of a transaction in which the Bank acquires its own equity securities in exchange for property will be treated as an acquisition of equity securities of the Bank for purposes of this paragraph;

(b) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with (a) any new or replacement directors whose election by the Board, or (b) whose nomination for election by the Bank's shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(c) the Bank sells or transfers 95% or more of its business and/or assets to another bank or other entity.

Change in Control Bonus Payment has the meaning given to such term in Section 8(c).

Disability shall mean that the Employee (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined under the Bank's short- or long-term disability program; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined under the Bank's short- or long-term disability program, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Bank's employees.

Good Reason shall mean any of the following:

(a) a diminution in the Employee's authority, duties, or responsibilities as a Employee of the Bank

(b) a reduction by the Bank in the Employee's base salary other than under the conditions specified in Section 4; or

(c) the relocation of the Employee's principal office assignment to a location more than fifty (50) miles from its location on the date hereof; or

(d) any material breach of this Agreement by the Bank.

For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Employee's termination of employment for Good Reason occurs within two (2) years following the initial existence of one of the conditions specified in clauses (a) through (d) above, the Employee provide the Bank with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Bank fails to remedy the condition within thirty (30) days after the receipt of such notice by the Bank.

Notwithstanding the foregoing, Good Reason will not exist if the Employee voluntarily agrees in writing to any of the changes listed above giving rise to Good Reason

Retirement shall mean the planned and voluntary termination by the Employee of his employment on or after reaching the earliest retirement age permitted by the Financial Institutions Retirement Fund.

Term of the Agreement means two (2) years; provided, however, that if at any time during the Term of the Agreement any then-current member of the Bank's Management Committee is offered an employment agreement having a three-year term, then the Bank agrees that it will enter into an amendment to this Agreement to amend the original Term of the Agreement of this Agreement to be three (3) years. For purposes of clarity, in the event of such an amendment, the entire Term of the Agreement will not exceed three (3) years, regardless of when such amendment is entered into.

2. DUTIES OF EMPLOYEE.

The Employee has been retained by the Bank as a SVP, Summitt Project or in such other or further capacities as may be assigned by the Bank. The Employee shall devote his best efforts to the performance of his duties of his position with the Bank and shall devote substantially all of his business time and attention to the performance of his duties under this Agreement.

3. TERM OF EMPLOYMENT.

Unless terminated earlier as provided in Section 6, the Bank's employment of Employee under this Agreement will continue from the Effective Date for a period equal to the Term of the Agreement.

4. COMPENSATION.

The Employee's initial base salary for fiscal year 2008 is $280,000, payable in accordance with Bank's payroll payment dates. The Bank will review the performance of the Employee and the compensation paid to the Employee according to its existing policies. If the Employee's base salary is increased as a result of a merit increase or promotion at any time during the term of this Agreement, then such increased amount shall thereafter constitute the Employee's "base salary" for all purposes under this Agreement. The Bank reserves the right to reduce the compensation of its Employees when such reduction is associated with a "General Reduction" in compensation among employees in the same job grade or employees who are similarly situated and such reduction is in response to adverse or declining economic conditions. Any such reduction shall not exceed 5% of the Employee's base salary amount in effect at the time of the reduction. The Employee will also be eligible for such incentive compensation plans as are adopted by the Board of Directors.

5. EMPLOYEE BENEFITS.

The Employee shall be eligible to participate in or receive benefits that are provided to employees under the Bank's various employee benefit plans, including applicable bonus plans, if any. The terms of those plans are set forth in the respective plan documents, and are subject to change based on the terms set forth therein.

6. TERMINATION.

The Employee's employment under this Agreement may be terminated under the following circumstances:

    Death. Upon the Employee's death, in which case Employee's employment will terminate on the date of death;
    Disability. Upon the Employee's Disability, in which case the Employee may be eligible for leave under one or more of the Bank's medical leave and/or disability plans. If the Employee's Disability results in the Employee's inability to perform, with or without reasonable accommodation (as defined under the Americans with Disabilities Act), the Employee's duties under this Agreement, after the initial ninety- (90-) day period of Disability, the Bank may give the Employee thirty (30) days' written notice of termination of this Agreement. If the Employee does not return to the performance of the Employee's duties hereunder on a full-time basis by the end of the thirty day notice period, then the Bank may terminate the Employee's employment hereunder effective on the thirty-first (31st) day following the giving by the Bank of such written notice of termination. Although employment under the terms of this Agreement will end, the termination of this Agreement will not affect the Employee's employment and benefits under the Bank's medical leave and/or disability plans, if applicable;
    Termination by the Bank for Cause. The Bank may terminate the Employee's employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered to the Employee. Before proceeding with termination under subparts (iii) through (vi) of the definition of "Cause", the Bank will give the Employee written notice of the grounds for termination and thirty (30) days to cure, if curable. If the Employee fails or is unable to cure, the Employee's employment will terminate immediately;
    Resignation by the Employee Other Than for Good Reason. The Employee may voluntarily resign his position with the Bank at any time for any reason or for no reason, other than under circumstances constituting Good Reason, upon thirty (30) days' prior written notice to the Bank. Such resignation will be effective as of the date stated in such written notice, unless otherwise mutually agreed by the parties.
    Termination by the Bank Other Than for Cause. The Bank may terminate Employee's employment for any reason or for no reason upon sixty (60) days' prior written notice to Employee. Such termination will be effective as of the date stated in a written notice of termination; or
    Termination by Employee With Good Reason. The Employee may terminate the Employee's employment hereunder at any time for Good Reason. The Employee must give the Bank written notice explaining the reasoning for the Employee's determination that an event giving rise to Good Reason for termination has occurred and allow the Bank thirty (30) days to cure. If the Bank fails to cure, the Employee's employment under this Agreement will end on the date stated in the notice by the Employee (or such earlier date after the delivery of such notice as the Bank may elect).

    In no event will the termination of the Employee's employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of the Employee's employment pursuant to this Section 6 will be deemed to be a termination of all of the Employee's positions with the Bank.

    7. TERMINATION PAYMENTS.

    The Employee will be entitled to receive the following payments upon termination of the Employee's employment hereunder:

    In the event of the termination of the Employee's employment pursuant to any of the following provisions:
    Section 6(a) [Death]
    Section 6(b) [Disability]
    Section 6(c) [By the Bank for Cause]
    Section 6(d) [By the Employee Other Than for Good Reason]

the Bank will pay to the Employee (or the Employee's estate, as the case may be) immediately following such termination all accrued unutilized vacation time as of such date, and as soon as practicable, but in any event within 90 days, all accrued and unpaid salary for time worked as of the date of termination. The Employee will not be entitled to any other compensation, bonus or severance pay from the Bank; provided, however, that nothing in this Section 7(a) shall affect any vested rights which the Employee has under any pension, thrift, or other benefit plan, excluding severance.
    In the event of termination of the Employee's employment pursuant to any of the following provisions:
    Section 6(e) [By the Bank Other Than for Cause]
    Section 6(f) [By the Employee for Good Reason]

the Employee will be entitled to receive the following payments and benefits:
        pursuant to the Bank's normal payroll schedule, all accrued and unpaid salary for time worked as of the date of termination;
        pursuant to the Bank's normal payroll schedule and procedures, all accrued but unutilized vacation time as of the date of termination;
        salary continuation (at the base salary level in effect at the time of termination) pursuant to the Bank's normal payroll schedule for a period of time beginning on the date of termination and continuing for a period equal to the Term of the Agreement;
        continued participation in any bonus plan in existence as of the date of termination, provided that all other eligibility and performance objectives are met, as if the Employee had continued employment through December 31 of the year of termination. The bonus will be paid according to the normal payment schedule according to the plan then in effect, but not later than March 15th of the year following the year of termination. (Employee will not be eligible for bonuses paid with respect to any year following the year of termination); and
        continued participation in the Bank's employee health care benefit plans in accordance with the terms of the Bank's then-current Severance Plan that would be applicable to the Employee if his employment had been terminated pursuant to such Policy.

These payments are contingent upon the Employee complying with Sections 11, 12, and13 of this Agreement and signing a general release of all claims against the Bank in such form as the Bank shall require. The Employee will not be entitled to any other compensation, bonus, or severance pay from the Bank; provided, however, that nothing in this Section 7(b) shall affect any vested rights which the Employee has under any pension, thrift, or other benefit plan, excluding severance.

8. CHANGE IN CONTROL PAYMENTS.

(a) Change in Control. If a Change in Control occurs while the Employee is employed by the Bank during the term of this Agreement (whether the Employee is then employed by the Bank or a successor to the Bank as a result of a Change in Control), the Employee shall be entitled to the payments provided in this Section 8.

(b) Minimum Bonus - Employment Continues. In the event of the occurrence of (i) a Change in Control under Section 8(a) and (ii) the continued employment of the Employee with the Bank, the Employee may be entitled to receive the minimum incentive compensation pursuant to this Section 8(b). During the term of this Agreement, if the Employee is otherwise eligible to receive an annual incentive award pursuant to the Bank's Incentive Compensation Plan or Management Incentive Compensation Plan, as applicable, or a similar or successor plan following a Change in Control, then as an incentive to remain in the employ of the Bank the Employee shall be entitled to receive an incentive award that is at least equal to the amount calculated by multiplying 0.50 times the single highest incentive bonus payment paid to the Employee during the three-year period immediately preceding the year in which the Change in Control occurred. The benefits under this Section 8(b) shall apply to each annual incentive period that occurs during the Term of the Agreement.

Any conditions that are otherwise applicable to the Employee's eligibility for an annual incentive award under the then-current incentive bonus plan, such as receiving a performance rating of "Meets Expectations" or higher and/or employment on the date of payment or similar conditions, shall be applicable to the Employee's receipt of the minimum guaranteed amount hereunder.

(c) Change in Control - Employment Terminates. In the event of the occurrence of (i) a Change in Control under Section 8(a) and (ii) the subsequent termination of the Employee's employment with the Bank pursuant to Section 6(e) or 6(f), the Employee shall be entitled to receive a Change in Control Bonus Payment in an amount equal to (i) 0.50 times (ii) the amount of the single highest incentive bonus payment paid to the Employee during the three years immediately preceding the year in which the Change in Control occurred times (iii) the number of years in the Term of the Agreement.

Any Change in Control Bonus payable hereunder shall be payable by the Bank on the same day that the annual incentive award is payable to the Employee, but no later than March 15th of the year following the year of termination. Any conditions that are otherwise applicable to the Employee's eligibility for the annual incentive award, such as receiving a performance rating of "Meets Expectations" or higher or similar conditions (other than employment on the date of payment), shall be deemed to have been fulfilled by the Employee.

(d) Applicability of Both Sections 8(b) and 8(c) to the Employee. If Section 8(b) is applicable to the Employee in one year and then Section 8(c) becomes applicable, then the Change in Control Bonus Payment that the Employee would be entitled to receive shall be calculated by substituting the number of years remaining under the Agreement for the number in clause (iii) of the formula set forth in the preceding paragraph.

(e) Taxes. The Employee shall be responsible for the payment of all federal, state, and local income and other taxes which may be due with respect to any payments made to the Employee pursuant to this Agreement, other than any excise tax, tax penalties, or alternative federal tax assessed, which the Employee will receive from the Bank as an additional payment sufficient to provide him with the same after-tax benefits as he would have received had such taxes not been imposed.

9. CONFLICT OF INTEREST.

The Employee may not use his position, influence, knowledge of confidential information, or the Bank's assets for personal gain. A direct or indirect financial interest, including joint ventures in or with a competitor, supplier, vendor, customer or prospective customer without disclosure and written approval from the Board of Directors is strictly prohibited and could be grounds for dismissal for Cause. The Employee shall at all times comply with the Bank's Code of Ethics.

10. CONFIDENTIAL INFORMATION.

The term "Confidential Information" means: (a) financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Bank generally, or to particular products or services offered by the Bank; (b) customer or member information, including but not limited to information concerning the products or services utilized or purchased by members, the names and addresses of members, terms of funding or loan agreements, or of particular transactions, or related information about potential members; (c) marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Bank, marketing forecasts, results of marketing efforts or information about impending transactions, and pricing strategies; (d) personnel information, including but not limited to employees' personal or medical histories, employment agreements, commission and bonus plans, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations, training methods, performance or other employee information; (e) information contained in any computer files, including, but not limited to reports of examination issued by the Bank's regulator, current and historical information regarding the Bank's borrowing and other relationships with its members and other borrowers, and to the results of the Bank's internal ratings of its members and other borrowers, confidential information of third parties provided to the Bank under an agreement requiring the Bank to maintain the confidentiality of such information except for specified permitted uses, or other proprietary operating software systems, and any associated passwords; (f) procedures manuals, policy manuals, sales training materials, brochures, funding agreements, license agreements, minutes of board meetings, minutes of manager's meetings, sales meetings; and (g) contacts, including but not limited to any compilations of past, existing or prospective sources of business, proposals or agreements between members and the Bank, any sales or borrowing histories or other revenue information by member or customer, status of member or customer accounts or credit, or related information about actual or prospective members or contacts.

11. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

The Bank agrees to provide the Employee with access to Confidential Information necessary to perform the Employee's job with the Bank. The Employee agrees, except as specifically required in the performance of the Employee's duties for the Bank, the Employee will not, during the course of Employee's employment by Bank and after the Employee leaves the employment of the Bank, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Confidential Information.

12. RETURN OF PROPERTY.

The Employee agrees to deliver to the Bank upon the cessation of the Employee's employment, and at any other time upon the Bank's request: (a) all documents and other materials, whether made or compiled by the Employee alone or with others or made available to the Employee while employed by the Bank, pertaining to Confidential Information or other inventions and works of Bank; (b) all Confidential Information, other inventions or any other property of Bank in the Employee's possession, custody or control, and (c) all cellular telephones, data storage devices, and personal digital assistants paid for or issued by the Bank. This includes Confidential Information contained on Personal Digital Assistants, mobile phones, external hard drives, USB "flash" drives, other USB storage devices, FireWire storage devices, digital music players, digital tapes, floppy disks, CD's, DVD's, personal e-mail accounts (including web-based e-mail accounts such as Hotmail, gmail, or Yahoo), memory cards, Zip disks or drives, and all other similar mediums which can be used to store electronic data.

13. NON-SOLICITATION OF EMPLOYEES.

For a period of one year after the Employee's employment with the Bank ends, the Employee will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Bank during the Employee's employment with Bank.

14. FEDERAL BENEFITS RULES.

If any provision of this Agreement (or any award of compensation) would cause the Employee to incur any additional tax or interest under Section 409A of the Internal Revenue Code (the "Code") or any regulations or Treasury guidance promulgated thereunder, the Bank may reform such provision provided that it will (i) maintain, to the maximum extent practical, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Employee regarding such amendments or modifications prior to the effective date of any change

15. SEVERABILITY.

If any provision, restriction or section in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, such determination shall not affect the validity of any other provision, restriction or section of this Agreement, but such other provisions, restrictions or sections shall remain in full force and effect. Each provision, restriction or section of this Agreement is severable from every other provision, restriction or section and constitutes a separate and distinct covenant. In the event that a court of competent jurisdiction determines that any provision of this Agreement is overly broad or unenforceable, the Bank and the Employee specifically request that such court sever it or reform such provision so that it is enforceable to the maximum extent permitted by law; provided that the Bank's obligation to pay the Termination Payments set forth in Section 7(b) are contingent upon the Employee complying with Sections 11, 12, and13, as written. If the Employee challenges the enforceability of Sections 11, 12, or13, or if a court finds any of these sections to be unenforceable, the Employee will not be entitled to the separation payments set forth in Section 7(b).

16. SUCCESSORS.

This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Employee, the Employee's heirs, executors and administrators. The Bank may assign this Agreement in any Change in Control, and the Employee hereby consents to the assignment.

17. ENTIRE AGREEMENT; MODIFICATION.

This Agreement constitutes the entire Agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. The parties acknowledge that they have not relied on any representations, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement. This Agreement may not be altered or amended except in writing, signed by the Employee and an authorized representative of the Bank.

18. CHOICE OF LAW AND VENUE.

The parties agree that this Agreement is to be governed by and construed under the law of the State of Illinois without regard to its conflicts of law provisions. The parties further agree that all disputes shall be resolved exclusively in state or federal court in Cook County, Illinois.

19. NOTICES.

Any notice required or permitted hereunder shall be in writing, and shall be deemed duly given when hand delivered, or when mailed, first class mail, postage prepaid, registered or certified, return receipt requested, to the addresses set forth below:

Bank

111 E. Wacker Dr., Suite 800

Chicago, IL 60601

Attention: Mary Jane Brown

Employee

Employee's home address as shown in the Bank's records

The foregoing addresses may be changed at any time, or from time to time, by written notice given in accordance with the provisions of this section.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

FEDERAL HOME LOAN BANK OF CHICAGO	EMPLOYEE

By: /s/ J. Mikesell Thomas	/s/ John Stocchetti Employee Signature
Name: J. Mikesell Thomas
Title: President and CEO	John Stocchetti ______________
[printed name]